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Exhibit 99.1

Contact:
Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

TKT REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS
Replagal Sales Increase 64% Over Second Quarter of 2002

        Cambridge, MA, July 29, 2003—Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today reported consolidated financial results for the three and six months ended June 30, 2003.

        Sales of Replagal™ (agalsidase alfa) for the quarter ended June 30, 2003 were $14.4 million, representing an increase of 64 percent from the same period last year, and an increase of 18 percent over the first quarter of 2003. For the six months ended June 30, 2003, Replagal sales totaled $26.6 million, compared to sales of $14.8 million for the six months ended June 30, 2002.

        As a result of the company's restructuring efforts announced in February 2003, TKT recorded charges of $5.0 million and $8.6 million during the three and six months ended June 30, 2003, respectively. The charges related to employee severance and outplacement services, as well as charges relating to facility consolidation. These charges contributed to $0.14 and $0.25 of net loss per share for the three and six months ended June 30, 2003.

        For the six months ended June 30, 2003 and 2002, TKT also recorded expenses of $1.4 million and $26.0 million, respectively, relating to an intellectual property license agreement with Cell Genesys, Inc. These charges contributed to $0.04 and $0.76 of net loss per share for the six months ended June 30, 2003 and 2002, respectively. This charge also contributed to $0.75 of net loss per share for the second quarter of 2002.

        For the quarter ended June 30, 2003, the net loss was $21.0 million, or $0.61 per share, compared to a net loss of $42.9 million, or $1.24 per share, for the same period in 2002. For the six months ended June 30, 2003, the net loss was $47.0 million, or $1.36 per share, compared to $61.3 million, or $1.78 per share in 2002.

        As of June 30, 2003, TKT had approximately $198 million in cash and marketable securities.

        Michael J. Astrue, President and Chief Executive Officer of TKT said, "We are very pleased with the quarter's results. Replagal is a successful product in Europe, and we anticipate steady growth there over many years because there are many identified but still untreated patients, as well as many patients who have yet to be diagnosed."

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TKT Announces Second Quarter 2003 Financial Results
July 29, 2003

Conference Call and Webcast

        In connection with this announcement, TKT will host a conference call and live webcast today, Tuesday, July 29, 2003, at 10:00 a.m. Eastern Time. Participants may access the call by dialing (973) 317-5319. The live webcast may be accessed in the Investor Information section of TKT's website at www.tktx.com.

        A replay of this conference call will be available for two weeks beginning today, July 29, 2003, at 1:00 p.m. Eastern Time, by dialing (973) 709-2089 and using the access code 300864. A replay of the webcast will be archived on the TKT website in the Investor Information section.

About TKT

        TKT is a biopharmaceutical company developing therapeutics for the treatment of rare genetic diseases caused by protein deficiencies. The company currently markets one product, Replagal™ (agalsidase alfa) for the treatment of Fabry disease in the European Union and certain other countries. TKT is headquartered in Cambridge, Massachusetts and has a majority-owned subsidiary in Sweden, TKT Europe-5S AB, which is responsible for European sales and marketing activities of Replagal. Additional information on TKT is available on the company's website at www.tktx.com.

        This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding Replagal as well as statements containing the words "believes," "anticipates," "plans," "expects," "estimates," "intends," "should," "could," "will," "may," and similar expressions. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including whether Replagal will achieve the commercial success anticipated by the company; the results of litigation involving Replagal; whether competing products will reduce the market opportunity for Replagal; and other factors set forth under the caption "Certain Factors That May Affect Future Results" in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Replagal™ is a trademark of Transkaryotic Therapies, Inc.

-Financial Charts Follow -

TKT Announces Second Quarter 2003 Financial Results
July 29, 2003

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(in thousands, except per share amounts)
Revenues:
Product sales	$14,400	$8,782	$26,583	$14,840
License and research revenues	14	83	14	635

	$14,414	$8,865	$26,597	$15,475
Operating expenses:
Cost of goods sold	4,775	1,650	8,276	2,198
Research and development	16,853	18,868	37,835	39,277
Intellectual property license expense	—	26,000	1,350	26,000
Selling, general and administrative	9,412	7,476	18,578	13,899
Restructuring charge	4,957	—	8,559	—

	35,997	53,994	74,598	81,374

Operating loss	(21,583)	(45,129)	(48,001)	(65,899)
Interest income	596	2,248	1,372	4,551
Minority interest in net income of consolidated subsidiary	(33)	—	(336)	—

Net loss	$(21,020)	$(42,881)	$(46,965)	$(61,348)

Basic and diluted net loss per share	$(0.61)	$(1.24)	$(1.36)	$(1.78)

Shares used to compute basic and diluted net loss per share	34,535	34,462	34,543	34,397

Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2003	December 31, 2002
	(in thousands)
Cash and marketable securities	$197,865	$256,708
Other current assets	45,245	41,784
Property and equipment, net	59,110	59,372
Other assets	1,863	1,942

Total assets	$304,083	$359,806

Total current liabilities	$25,325	$35,939
Minority interest	336	—
Total stockholders' equity	278,422	323,867

Total liabilities and stockholders' equity	$304,083	$359,806

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TKT REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS Replagal Sales Increase 64% Over Second Quarter of 2002
Condensed Consolidated Statements of Operations (unaudited)
Condensed Consolidated Balance Sheets (unaudited)